EXHIBIT 12
                               WHITMAN CORPORATION
                            STATEMENT OF CALCULATION
                      OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in Millions, Except Ratios)

                                               Nine Months
                                            Ended September 30,                        Years Ended December 31,
                                          ----------------------     -------------------------------------------------------------
                                             1997*        1996         1996         1995         1994          1993         1992
                                          --------     --------      --------     --------     --------      --------    --------
Earnings:
Income from Continuing
   Operations before Taxes                $   89.6     $  216.4      $  275.7     $  259.7     $  212.7      $  212.2    $  170.6
Fixed Charges, Excluding
   Capitalized Interest                       64.5         63.0          84.7         86.7         82.2         105.9       106.9
                                          --------     --------      --------     --------     --------      --------    --------
Earnings as Adjusted                      $  154.1     $  279.4      $  360.4     $  346.4     $  294.9      $  318.1    $  277.5
                                          ========     ========      ========     ========     ========      ========    ========

Fixed Charges:
Interest Expense                          $   54.7     $   53.2      $   72.2     $   74.6     $   71.1      $   96.2    $   97.7
Portion of Rents Representative
    of Interest Factor                         9.8          9.8          12.5         12.1         11.1           9.7         9.2
                                          --------     --------      --------     --------     --------      --------    --------
     Fixed Charges, Excluding
       Capitalized Interest                   64.5         63.0          84.7         86.7         82.2         105.9       106.9
Capitalized Interest                           0.0          0.0           0.0          0.2          0.2           0.2         0.2
                                          --------     --------      --------     --------     --------      --------
Total Fixed Charges                       $   64.5     $   63.0      $   84.7     $   86.9     $   82.4      $  106.1    $  107.1
                                          ========     ========      ========     ========     ========      ========
Ratio of Earnings to
   Fixed Charges                               2.4x         4.4x          4.3x         4.0x         3.6x          3.0x        2.6x
                                          ========     ========      ========     ========     ========      ========    ========

* The ratio of earnings to fixed charges based on income from continuing operations before taxes, excluding special charges of $107.7 million, was 4.1x for the nine months ended September 30, 1997.